Validus Holdings, Ltd.
Analysis of Loss Ratios by Segment

29 Richmond Road
Pembroke, HM 08 Bermuda
Telephone: (441) 278-9000
Facsimile: (441) 278-9009
Website: www.validusholdings.com
Mailing address: Suite 1790 48 Par-la-Ville Road
Hamilton, HM 11 Bermuda

Validus Holdings, Ltd.
Analysis of Loss Ratios by Segment
(Expressed in thousands of U.S. Dollars, except share and per share information)

	Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Validus Re Segment
Current period - excluding items below	47.0%	40.9%	32.8%	42.9%	39.1%	38.4%	33.7%
Current period - notable loss events	0.0%	0.0%	0.0%	0.0%	(5.3)%	22.9%	0.0%
Current period - non-notable loss events	6.9%	6.1%	0.0%	0.0%	0.0%	0.0%	0.0%
Change in prior accident years	(8.9)%	(12.0)%	(4.2)%	1.3%	(11.2)%	(1.0)%	(9.5)%
Net loss ratio	45.0%	35.0%	28.6%	44.2%	22.6%	60.3%	24.2%

AlphaCat Segment
Current period - excluding items below	10.6%	2.2%	0.0%	2.1%	42.0%	1.0%	0.0%
Current period - notable loss events	0.0%	0.0%	0.0%	(0.4)%	0.0%	2.8%	0.0%
Current period - non-notable loss events	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Change in prior accident years	0.0%	(11.5)%	(25.6)%	0.0%	0.0%	0.0%	0.0%
Net loss ratio	10.6%	(9.3)%	(25.6)%	1.7%	42.0%	3.8%	0.0%

Talbot Segment
Current period - excluding items below	60.6%	57.3%	57.9%	65.4%	61.6%	53.7%	54.1%
Current period - notable loss events	0.0%	0.0%	0.0%	(0.9)%	(0.1)%	3.2%	0.0%
Current period - non-notable loss events	5.4%	2.3%	0.0%	0.0%	0.0%	0.0%	0.0%
Change in prior accident years	(15.2)%	(19.9)%	(10.0)%	(18.1)%	(15.7)%	(18.3)%	(18.5)%
Net loss ratio	50.8%	39.7%	47.9%	46.4%	45.8%	38.6%	35.6%

Consolidated
Current period - excluding items below	50.8%	45.7%	41.9%	49.1%	48.5%	41.7%	39.7%
Current period - notable loss events	0.0%	0.0%	0.0%	(0.4)%	(2.8)%	14.2%	0.0%
Current period - non-notable loss events	5.7%	4.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Change in prior accident years	(11.2)%	(15.6)%	(8.2)%	(6.8)%	(12.2)%	(7.5)%	(12.4)%
Net loss ratio	45.3%	34.1%	33.7%	41.9%	33.5%	48.4%	27.3%

Notes:
For disclosure purposes, only those loss events which aggregate to over $30 million on a  consolidated basis (“notable loss events”) are disclosed separately in the Company’s analysis of loss ratios and also included in the reserve for notable loss events and reserve for development on notable loss events table in the Company’s Annual Report on Form 10-K.  In addition, only those loss events which aggregate to over $15 million but less than $30 million on a consolidated basis (“non-notable loss events”) are incorporated into the Company’s analysis of loss ratios.